Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-190932, No. 333-194867 and No. 333-201707) on Form S-8 pertaining to the 2013 Equity Incentive Award Plan, the 2013 Employee Stock Purchase Plan, and the 2004 Stock Incentive Plan of OncoMed Pharmaceuticals, Inc. of our report dated March 12, 2015, with respect to the financial statements of OncoMed Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

March 12, 2015